As filed with the Securities and Exchange Commission on May 25, 2000
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                        MERISTAR HOSPITALITY CORPORATION
             (Exact name of registrant as specified in its charter)

         Maryland                                              75-2648842
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                                 (202) 295-1000
          (Address and telephone number of Principal Executive Offices)

          MERISTAR HOSPITALITY CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                                Paul W. Whetsell
                Chairman of the Board and Chief Executive Officer
                        MeriStar Hospitality Corporation
                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                     (Name and address of agent for service)

                           ---------------------------

                                 (202) 295-1000
          (Telephone number, including area code, of agent for service)

                           ---------------------------

                                    Copy to:
                            Richard S. Borisoff, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                 (212) 373-3000
                           ---------------------------

                                                  (Cover continued on next page)

                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum     Proposed Maximum
          Title of Each Class of                Amount to be       Offering Price     Aggregate Offering          Amount of
        Securities to be Registered              Registered         Per Share(1)           Price(1)            Registration Fee
===========================================  ==================  ==================  =====================  ======================
Common Stock, $0.01 par value..............       500,000(2)           $18.94             $9,468,750                $2,499.75
===========================================  ==================  ==================  =====================  ======================

(1) An estimate, based on the average of the high and low prices as of May 22, 2000, as determined in accordance with Rule 457(c) and (h) under the Securities Act of 1933, has been made solely for the purpose of calculating the registration fee relating to the 500,000 shares of Common Stock to be registered hereunder and subsequently offered at prices computed upon the basis of fluctuating market prices.

(2) Represents 500,000 shares of Common Stock issuable pursuant to the MeriStar Hospitality Corporation Employee Stock Purchase Plan. This registration statement also relates to such indeterminate number of additional shares of Common Stock of MeriStar Hospitality Corporation as may be issuable as a result of stock splits, stock dividends or additional similar transactions.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan information

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the MeriStar Hospitality Corporation Stock Purchase Plan (the "Plan"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the Plan and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by MeriStar Hospitality Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference into this Registration Statement:

         1. Our Annual Report on Form 10-K filed by us for the fiscal year ended December 31, 1999;

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

         3. Our Definitive Proxy Statement on Schedule 14A filed by us on April 14, 2000.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to a cause of action adjudicated in any proceeding. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or to reimburse reasonable expenses in advance of final disposition of a proceeding to, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in our right, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

         Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

         Our company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with our company, whether or not our company is required or has the power to indemnify them against the same liability.

         Each of the employment agreements entered into with each of the following directors and officers: Paul W. Whetsell, Steven D. Jorns, Bruce Wiles and John Emery, contains provisions entitling the executive to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

5.1      --       Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
                  legality of shares of Common Stock being registered

23.1     --       Consent of KPMG LLP

23.3     --       Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in their opinion filed as Exhibit 5.1)

Item 9.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Amended and Restated Certificate of Incorporation, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on May 25, 2000.

                                    MERISTAR HOSPITALITY CORPORATION

                                    By: /s/ Paul W. Whetsell
                                        --------------------
                                        Name:  Paul W. Whetsell
                                        Title: Chairman of the Board and Chief
                                               Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 25, 2000.


SIGNATURE                     TITLE
---------                     -----

/s/ Paul W. Whetsell          Chairman of the Board, Chief
--------------------          Executive Officer
Paul W. Whetsell

/s/ Steven D. Jorns           Vice Chairman of the Board
-------------------
Steven D. Jorns

/s/ John Emery                Chief Operating Officer
--------------                (Principal Financial and
John Emery                    Accounting Officer) and Director

/s/ Bruce G. Wiles            President, Chief Investment
------------------            Officer and Director
Bruce G. Wiles

                              Director
-----------------------
Daniel L. Doctoroff

SIGNATURE                     TITLE
---------                     -----

                              Director
--------------------
William S. Janes

/s/ James R. Worms            Director
------------------
James R. Worms

                              Director
----------------------
H. Cabot Lodge III


/s/ James F. Dannhauser       Director
-----------------------
James F. Dannhauser

                              Director
------------------
Mahmood Khimji

                                INDEX TO EXHIBITS

                                                                 Sequential Page
Exhibits                                                             Number
--------                                                             ------
5.1 -- Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of shares of Common Stock being registered.
23.1 -- Consent of KPMG LLP
23.3 -- Consent of Ballard Spahr Andrews & Ingersoll, LLP
        (included in their opinion filed as Exhibit 5.1).